FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

This FIFTH AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) dated and effective as of October 16, 2015, by and among VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and CMFG LIFE INSURANCE COMPANY (f/k/a CUNA MUTUAL INSURANCE SOCIETY).

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of October 1, 2002, as amended from time to time (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2.           Amendment of Participation Agreement. The Participation Agreement is hereby amended as follows:

(a)	Section 11.11 is hereby replaced in its entirety with the following:

“11.11 This Agreement, with the exceptions of Schedules A and B, may be amended or modified only by written instrument, executed by duly authorized officers of the parties. Schedule A may be amended at any time by written notice from the Company in accordance with Article X. Schedule B may be amended at any time by written notice from the Sponsor or Distributor in accordance with Article X.”

(b)	Schedule A is hereby replaced in its entirety with the attached Schedule A.

(c)	Schedule B is hereby replaced in its entirety with the attached Schedule B.

3.           No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect. If this Amendment conflicts in any way with the terms of the Participation Agreement, the terms of this Amendment shall control.

4.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For the purposes hereof, a facsimile copy of this Amendment, including the signature pages hereto, shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers effective as of the day and year first above written.

SCHEDULE A

Name of Separate Account
CMFG Variable Annuity Account
MEMBERS Variable Annuity I
MEMBERS Variable Annuity II
MEMBERS Variable Annuity III
MEMBERS Choice Variable Annuity

CMFG Group Variable Annuity Account

Contracts Funded by Separate Account
Large Case Group Annuity Product—CU Select Pension Saver

CMFG Variable Life Insurance Account
MEMBERS Variable Universal Life I
MEMBERS Variable Universal Life II

This Schedule A to the Participation Agreement dated October 1, 2002 by and among the parties identified below (as such agreement has been amended prior to the date hereof) is updated and effective as of October 16, 2015, and replaces all prior versions of this Schedule.

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Funds shall be made available as investments underlying the Variable Insurance Products, subject to the limitations set forth in Section 2.12(c) hereof:

Total Bond Market Index Portfolio
Growth Portfolio
REIT Index Portfolio
Small Company Growth Portfolio
International Portfolio
Equity Index Portfolio
Mid-Cap Index Fund Portfolio
Money Market Portfolio

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